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                                                                                                                   EXHIBIT 12

                                      MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                  COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                  (dollars in millions)


                                                          FOR THE THREE MONTHS ENDED                FOR THE SIX MONTHS ENDED
                                                         ----------------------------              --------------------------
                                                          JUNE 30,           JUNE 25,               JUNE 30,         JUNE 25,
                                                             2000               1999                   2000             1999
                                                         ---------          ---------              ---------        ---------


Pre-tax earnings from continuing operations                $ 1,378            $ 1,031                $ 2,953          $ 2,027

Add: Fixed charges (excluding capitalized
  interest and preferred security dividend
  requirements of subsidiaries)                              4,256              3,243                  8,094            6,595
                                                           -------            -------                -------          -------
Pre-tax earnings before fixed charges                        5,634              4,274                 11,047            8,622
                                                           =======            =======                =======          =======

Fixed charges:
  Interest                                                   4,193              3,183                  7,966            6,475
  Other (a)                                                    115                110                    233              220
                                                           -------            -------                -------          -------
  Total fixed charges                                        4,308              3,293                  8,199            6,695
                                                           =======            =======                =======          =======

Preferred stock dividends                                       14                 14                     28               28
                                                           -------            -------                -------          -------
Total combined fixed charges
  and preferred stock dividends                            $ 4,322            $ 3,307                $ 8,227          $ 6,723
                                                           =======            =======                =======          =======

Ratio of earnings to fixed charges                            1.31               1.30                   1.35             1.29

Ratio of earnings to combined fixed charges
  and preferred stock dividends                               1.30               1.29                   1.34             1.28



(a) Other fixed charges consist of the interest factor in rentals,  amortization
    of  debt  issuance   costs,   preferred   security   dividend   requirements  of
    subsidiaries, and capitalized interest.


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